Exhibit 99.1
Dear Colleagues,
As you may know, the Company has determined that several stock option grants were originally issued with exercise prices that were below fair market value on what has now been determined were the appropriate measurement dates. These grants are commonly referred to as remeasured stock options.
Although the details are complicated, we have determined that there are individual tax penalties related to shares of remeasured stock options that vested after December 31, 2004. These penalties are incurred at exercise, beginning with exercises in 2006. These tax penalties will impact a number of Foundry employees who exercised options in 2006 as well as all employees who have remeasured stock options. These remeasured stock options would be subject to a 20% Federal and 20% California tax penalty (“Penalties”) upon exercise, in addition to normal Federal and State income tax withholding.
We cannot determine all the affected individuals with certainty until we complete our accounting restatement in a few weeks. Until this is completed, it is unclear which employees are affected.
We can tell you that last week the IRS announced a special program that allows companies to pay the Penalties for 2006 exercises on behalf of employees affected by remeasured stock options. Last Friday, Foundry’s Board of Directors made a decision to participate in the IRS program and pay on behalf of our employees the Penalties and interest for 2006 exercises. The details of the IRS program are still emerging and further guidance is expected. As the details are finalized, Foundry will continue to communicate relevant information to all potentially impacted employees. The Penalty payment made by Foundry on behalf of employees will be considered income to those employees in 2007. However, Foundry’s Board has agreed to increase the payment to offset the associated income tax consequences.
The Board also made a decision to “fix” the unexercised options to eliminate the possibility of Penalties when those options are eventually exercised. As a result, we will re-price certain options to the fair market value on what has now been determined to be the appropriate measurement date, which will have the effect of increasing the option price. Because this re-pricing will have a negative impact to the value of the remeasured options, the Board decided to fully compensate affected employees whose remeasured stock options are re-priced. This would involve a cash payment to holders of outstanding remeasured options, in an amount equal to the option price increase.
Your patience is appreciated while we learn more about this IRS program, and refine the details of how to fix the unexercised remeasured options. We should be able to provide an update in approximately two weeks.
On behalf of Foundry Management and our Board of Directors, I sincerely thank each of you for your attention to this email. Your continued patience and understanding throughout this important process is much appreciated.
Lisa McGill
Vice President, Human Resources
Foundry Networks